UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 1, 2006
THE TIMBERLAND COMPANY
(Exact name of Registrant as Specified in Charter)

DELAWARE	1-9548	02-0312554

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Domain Drive, Stratham, NH	03885

(Address of Principal Executive Offices)	(Zip Code)
(603) 772-9500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
2006 SmartWool Integration Bonus Program
     On March 1, 2006, the Management Development and Compensation Committee (the “MDCC”) of the board of directors of The Timberland Company (the “Company”) approved the terms of The Timberland Company 2006 SmartWool Integration Bonus Program (“2006 SmartWool Program”). The 2006 SmartWool Program was established under the Company’s 1997 Incentive Plan, as amended (the “Plan”), and amounts paid under it are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Under the terms of the 2006 SmartWool Program, certain Company executives can earn a cash bonus award if SmartWool Corporation achieves a certain level of operating contribution to the Company for fiscal 2006. As previously reported, the Company acquired SmartWool Corporation on December 20, 2005. The eligible Company executives are Jeffrey B. Swartz, President and Chief Executive Officer, Kenneth P. Pucker, Executive Vice President and Chief Operating Officer, Brian P. McKeon, Executive Vice President — Finance and Administration and Chief Financial Officer, Michael J. Harrison, Senior Vice President — Worldwide Sales and Marketing, Gary S. Smith, Senior Vice President — Supply Chain Management, Marc Schneider, Senior Vice President — Global Product Management and Bruce A. Johnson, Senior Vice President — Human Resources. The 2006 SmartWool Program is effective January 1, 2006 and the award period is the fiscal one-year award period ending December 31, 2006. The grant of any cash award, to the extent earned, to eligible executives would be made in March, 2007. The target award payable to any individual participant ranges from $20,000 to $60,000. A copy of the 2006 SmartWool Program will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMBERLAND COMPANY

Date: March 3, 2006	By:	/s/ John Crimmins

	Name: Title:	John Crimmins Vice President, Corporate Controller and Chief Accounting Officer